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                                                                      EXHIBIT 21

                                MANOR CARE, INC.
                          SUBSIDIARIES OF THE COMPANY

  The following list sets forth the principal subsidiaries of the Company and the place of their incorporation. Except as otherwise noted, all of these subsidiaries are directly or indirectly wholly-owned by the Company.

  l. Manor Healthcare Corp., a Delaware corporation - includes 56 active omitted subsidiaries operating in the United States.

  2. Four Seasons Nursing Facilities, Inc., a Delaware corporation.

  3. Vitalink Pharmacy Services, Inc., a Delaware corporation, of which the Company owns 82.3% of the Common Stock - includes 3 active omitted subsidiaries operating in the United States.

  4. In Home Health, Inc., a Minnesota corporation, of which the Company effectively owns approximately 64% of the voting capital stock.

  5. Choice Hotels International, Inc., a Delaware corporation, of which the Company owns 100% of the Preferred Stock and Common Stock - includes 6 active omitted subsidiaries operating in foreign countries and 2 active omitted subsidiaries operating in the United States.

  6. Quality Hotels Europe, Inc., a Delaware corporation.

  7. QH Europe Partnership, a Maryland partnership - includes 8 active omitted subsidiaries operating in foreign countries.

  8. Boulevard Motel Corp., a Maryland corporation - includes 23 active omitted subsidiaries operating in the United States engaged in the hospitality and related businesses.

 9.  Comfort California, Inc., a California corporation.

 10. Sunburst Hotel Corp., a Texas corporation.

 11. Cactus Hotel Corp., an Arizona corporation.

 12. Gulf Hotel Corp., a Louisiana corporation.

 13. MNR Finance Corp., a Delaware corporation.

 14. Community Hospital of Mesquite, Inc., a Texas Corporation